Exhibit 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Complete and Partial Portfolio Holdings - Arrangements to Disclose to Service Providers and Fiduciaries", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated June 15, 2006 in the Registration Statement of UBS Cash Reserves Fund, UBS Liquid Assets Fund, UBS Select Treasury Fund and UBS Select Money Market Fund (four of the Funds comprising the UBS Money Series) (Form N-1A No. 811-08767).

                                ERNST & YOUNG LLP

New York, New York
August 24, 2006